Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-144002) pertaining to the Hercules Technology Growth Capital, Inc. 2004 Equity Incentive Plan, and Registration Statement (Form S-8 No. 333-146445) pertaining to the Hercules Technology Growth Capital, Inc. 2006 Non-Employee Director Plan of our report dated March 12, 2010, with respect to the consolidated financial statements and schedule of Hercules Technology Growth Capital, Inc. for the year ended December 31, 2009.

/s/ Ernst & Young LLP

San Francisco, California

March 29, 2011